Exhibit 21.1
List of Subsidiaries of ThredUp Inc.
ThredUp Intermediary Holdings LLC (Virginia)
Knitwit GC LLC (Virginia)
ThredUp CF LLC (Delaware)
thredUP Circular Fashion Fund Inc. (Delaware)